
                                                                    EXHIBIT 99.1

                             ARCH CAPITAL GROUP LTD.

                           EARNINGS RELEASE SUPPLEMENT

                             AS OF DECEMBER 31, 2002

                               INDEX TO SUPPLEMENT

================================================================================

                                                                         PAGE
                                                                         -----
EARNINGS RELEASE...................................................       1

CONSOLIDATED STATEMENTS OF INCOME..................................       7

CONSOLIDATED BALANCE SHEETS........................................       8

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY.........       9

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME....................      10

CONSOLIDATED STATEMENTS OF CASH FLOWS..............................      11

SUPPLEMENTAL FINANCIAL INFORMATION.................................      12

ARCH CAPITAL GROUP LTD. REPORTS FOURTH QUARTER AND 2002 YEAR RESULTS

HAMILTON, BERMUDA, February 24, 2003 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reported that net premiums written for the 2002 fourth quarter were $439.2 million, of which the Company's reinsurance and insurance operations contributed net premiums written of $236.7 million and $202.5 million, respectively. For the year ended December 31, 2002, net premiums written were $1.26 billion, of which the Company's reinsurance and insurance operations contributed net premiums written of $882.7 million and $378.9 million, respectively.

The Company also reported after-tax operating income for the 2002 fourth quarter of $48.6 million, or $0.72 per share, and $95.0 million, or $1.59 per share, for the year ended December 31, 2002. Operating income is defined as net income or loss before extraordinary items, excluding net realized investment gains or losses, net foreign exchange gains or losses, other income and non-cash compensation charges. A reconciliation of after-tax operating income to net income or loss is included in the accompanying supplemental financial information.

The following table summarizes, on an after-tax basis, the Company's financial performance for the 2002 fourth quarter and year ended December 31, 2002. Comparisons of 2002 and 2001 results of operations are not meaningful due to the changes in the Company's business resulting from the Company's new underwriting initiatives and the related capital infusions and, accordingly, 2001 amounts and per share data are not reflected in the tables below. Refer to the consolidated statements of income for 2001 results.

                                                      THREE MONTHS  TWELVE MONTHS
                                                         ENDED          ENDED
SUMMARY OF RESULTS                                    DECEMBER 31,   DECEMBER 31,
(in thousands)                                            2002           2002
                                                      ------------  -------------
Net premiums written ...............................  $    439,207  $   1,261,627
Net premiums earned ................................       290,011        654,976
Total revenues .....................................       308,179        721,769

Components of Net Income (after-tax):
  Operating income .................................        48,618         94,952
  Net realized investment losses ...................        (1,114)        (2,618)
  Net foreign exchange gains (losses) ..............           (69)         2,449
  Other income .....................................           370          1,754
  Reversal of deferred tax asset valuation allowance            --          7,421
                                                      ------------  -------------
  Net income before non-cash compensation and
       extraordinary item ..........................        47,805        103,958
  Non-cash compensation ............................        (8,180)       (48,862)
                                                      ------------  -------------
  Net income before extraordinary item .............        39,625         55,096
  Extraordinary gain -- excess of fair value of
       acquired net assets over cost ...............         3,886          3,886
                                                      ------------  -------------
  Net income .......................................  $     43,511  $      58,982
                                                      ============  =============

                                                      THREE MONTHS  TWELVE MONTHS
                                                         ENDED          ENDED
SUMMARY OF RESULTS                                    DECEMBER 31,   DECEMBER 31,
(CONTINUED)                                               2002           2002
                                                      ------------  -------------
Diluted Per Share Results (after-tax):
  Operating income .................................  $       0.72  $        1.59
  Net realized investment losses ...................         (0.02)         (0.04)
  Net foreign exchange gains (losses) ..............          0.00           0.04
  Other income .....................................          0.01           0.03
  Reversal of deferred tax asset valuation allowance            --           0.12
                                                      ------------  -------------
  Net income before non-cash compensation and
       extraordinary item ..........................          0.71           1.74
  Non-cash compensation ............................         (0.12)         (0.82)
                                                      ------------  -------------
  Net income before extraordinary item .............  $       0.59  $        0.92
  Extraordinary gain -- excess of fair value of
       acquired net assets over cost ...............          0.06           0.07
                                                      ------------  -------------
  Net income .......................................  $       0.65  $        0.99
                                                      ============  =============

Diluted average shares outstanding .................    66,841,033     59,662,178

The increase in diluted average shares outstanding in the 2002 fourth quarter compared to the year ended December 31, 2002 is primarily due to the effect, on a weighted average basis, of the issuance of (i) 7,475,000 common shares in the stock offering completed by the Company in April 2002 and (ii) 3,748,946 common shares upon the exercise of 3,842,450 Class A warrants in September 2002. In addition, on December 16, 2002, 2,831,177 contingently issuable Series A convertible preference shares were issued to investors who provided the Company's November 2001 capital infusion pursuant to a purchase price adjustment specified in the subscription agreement, as described in the accompanying supplemental financial information. In computing diluted average shares outstanding under generally accepted accounting principles ("GAAP") for the 2002 fourth quarter, the preference shares are included as of October 1, 2002, the beginning of the quarter during which the applicable contingency was met. For the year ended December 31, 2002, such shares are included on a weighted average basis.

For the 2002 fourth quarter, net income of $43.5 million, or $0.65 per share, includes operating income of $48.6 million, or $0.72 per share. Compared to the 2002 third quarter, operating income for the 2002 fourth quarter increased by $26.2 million. Due to the level of catastrophic losses during 2002, the Company reduced its loss reserves in the reinsurance segment by approximately $12.0 million, after-tax, or $0.18 per share. After-tax non-cash compensation expense included in net income for the 2002 fourth quarter was $8.2 million, or $0.12 per share, of which $4.4 million, or $0.07 per share, related to certain restricted common shares for which the vesting terms had been accelerated during 2002.

Net income in the 2002 fourth quarter also includes an extraordinary gain of $3.9 million, or $0.06 per share, resulting from the Company's acquisition of Personal Service Insurance Company ("PSIC"), a non-standard automobile insurer located in Columbus, Ohio. The extraordinary gain represents the excess of the fair value of acquired net assets of $6.4 million over the purchase price of $2.5 million. PSIC is licensed in Ohio and Indiana and was assigned an "A-" (Excellent) rating by A.M. Best.

Net income for the year ended December 31, 2002 of $59.0 million, or $0.99 per share, includes net foreign exchange gains of $2.4 million, or $0.04 per share, and a benefit of $7.4 million, or $0.12 per share, resulting from a reversal of a valuation allowance relating to certain of the Company's deferred tax assets. Such reversal was based on the Company's restructuring of its U.S.-based insurance underwriting operations and its business plan.

After-tax non-cash compensation expense included in net income for the year ended December 31, 2002 was $48.9 million, or $0.82 per share, of which $39.5 million, or $0.66 per share, related to certain restricted common shares for which the vesting terms had been accelerated during 2002. Non-cash compensation expense has no effect on the Company's operating income or shareholders' equity. The related restricted common shares are included in diluted average shares outstanding using the treasury stock method.

The following table details components of the combined ratio for the reinsurance, insurance and total underwriting operations of the Company on both a GAAP and statutory basis for the 2002 fourth quarter and the year ended December 31, 2002. The difference between the GAAP and statutory ratios shown below results from the fact that the statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.

                                                        THREE MONTHS ENDED
                                                         DECEMBER 31, 2002
OPERATING INFORMATION BY SEGMENT              -----------------------------------------
(IN THOUSANDS)                                REINSURANCE     INSURANCE         TOTAL
                                              -----------     ---------       ---------
Net premiums written ...................      $   236,690     $ 202,517       $ 439,207
Net premiums earned ....................          205,620        84,391         290,011
GAAP underwriting income ...............           33,775         2,264          36,039

COMBINED RATIO:
  Statutory Basis ......................             89.1%         90.7%           88.2%
  GAAP Basis ...........................             83.6%         97.3%           87.6%

                                                         TWELVE MONTHS ENDED
                                                          DECEMBER 31, 2002
                                              ------------------------------------------
                                              REINSURANCE     INSURANCE         TOTAL
                                              -----------     ---------      -----------
Net premiums written....................      $   882,700     $ 378,927      $ 1,261,627
Net premiums earned.....................          500,980       153,996          654,976
GAAP underwriting income (loss).........           60,974        (1,755)          59,219

COMBINED RATIO:
  Statutory Basis.......................             88.6%         94.0%            89.7%
  GAAP Basis............................             87.8%        101.1%            90.9%

Gross premiums written for the 2002 fourth quarter were $516.6 million, of which 47.0% were attributable to the Company's reinsurance operations and 53.0% were attributable to the insurance operations. For the year ended December 31, 2002, gross premiums written were $1.5 billion, of which 61.1% were attributable to the Company's reinsurance operations and 38.9% were attributable to the insurance operations.

For the 2002 fourth quarter, with respect to the Company's reinsurance operations, 82.9% of net premiums written were generated from pro rata contracts and 17.1% were derived from excess of loss treaties. For the year ended December 31, 2002, 59.0% of net premiums written were generated from pro rata contracts and 41.0% were derived from excess of loss treaties. Of net premiums earned in the reinsurance segment for the 2002 fourth quarter, 53.0% were generated from pro rata contracts and 47.0% were derived from excess of loss treaties. For the year ended December 31, 2002, 45.8% of net premiums earned in the reinsurance segment were generated from pro rata contracts and 54.2% were derived from excess of loss treaties. Typically, pro rata business is written at a higher expense ratio and lower loss ratio than excess of loss business.

The combined ratio of the Company's operating units, on a GAAP basis, was 87.6% for the 2002 fourth quarter and 90.9% for the year ended December 31, 2002. The Company's loss ratio was 59.9% for the 2002 fourth quarter and 64.8% for the year ended December 31, 2002. The fourth quarter loss ratio benefited from the reduction of loss reserves described above.

In establishing its reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies, historical industry experience and current industry conditions. In its reserving process, the Company recognized that there is a possibility that the assumptions made could prove to be inaccurate due to several factors, including the Company's start-up nature and the fact that very limited historical information has been reported to the Company as of December 31, 2002.

The total expense ratio of the Company's operating units, on a GAAP basis, which includes acquisition expenses and other operating expenses, was 27.7% for the 2002 fourth quarter and 26.1% for the year ended December 31, 2002. For the 2002 fourth quarter and year ended December 31, 2002, the acquisition expense ratio, net of certain policy-related fee income, was 17.9% and 16.7%, respectively. For the 2002 fourth quarter and year ended December 31, 2002, the other operating expense ratio was 9.8% and 9.4%, respectively.

Net investment income for the 2002 fourth quarter was $15.6 million, compared to $14.9 million in the 2002 third quarter. The growth in net investment income was primarily due to a significant increase in the Company's invested assets resulting from cash flow provided by operating activities. Consolidated cash flow provided by operating activities for the 2002 fourth quarter and the year ended December 31, 2002 was $326.8 million and $669.1 million, respectively. The Company's investment portfolio primarily consists of high quality fixed income securities, which had an average Standard & Poor's quality rating of "AA-" and an average duration of 2.1 years at December 31, 2002.

At December 31, 2002 and 2001, the Company's consolidated shareholders' equity was approximately $1.4 billion and $1.0 billion, respectively. Diluted per share book value at December 31, 2002 increased to $21.20 from $18.28 at December 31, 2001, as adjusted to give effect to the issuance during 2002 of an aggregate of 3,706,930 Series A convertible preference shares pursuant to agreed upon purchase price adjustments under the subscription agreement, which are described in the accompanying supplemental financial information. The increase in diluted per share book value was primarily attributable to the effects of (i) operating income for the year ended December 31, 2002, (ii) an increase in unrealized appreciation of investments, (iii) the issuance of 7,475,000 common shares in the stock offering completed by the Company in April 2002, and (iv) the issuance of 3,748,946 common shares upon the exercise of 3,842,450 Class A warrants in September 2002. The calculation of the Company's book value per share amounts are included in the accompanying supplemental financial information.

The Company will hold a conference call for investors and analysts at 9:00 a.m. EST on February 25, 2003. A live webcast of this call will be available at http://www.vcall.com/eventpage.asp?id=83175 and will be archived on VCall's website from 12:00 p.m. EST on February 25, 2003 through midnight EST on March 25, 2003. A telephone replay of the conference call also will be available beginning at 12:00 p.m. Eastern Time on February 25, 2003 until February 28, 2003 at midnight EST. To access the replay, domestic callers should dial 877-660-6853 (account 1628, confirmation number 56882), and international callers should dial 201-612-7415 (account 1628, confirmation number 56882).

Arch Capital Group Ltd., a Bermuda-based company with over $1.4 billion in equity capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology.

Forward-looking statements involve the Company's current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and include:

          - the Company's ability to successfully implement its business strategy, including implementing procedures and internal controls (including the timely and successful implementation of its information technology initiatives) to support the value of the Company's business and its regulatory and reporting requirements;

          - acceptance of the Company's products and services and security by brokers and insureds;

          - acceptance of the Company's business strategy, security and financial condition by rating agencies and regulators;

          - general economic and market conditions (including as to inflation and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

          - competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

          - the Company's ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures to effectively support the Company's new underwriting initiatives and to develop accurate actuarial data and develop and implement actuarial models and procedures;

          -    the loss of key personnel;

          - the integration of businesses the Company has acquired or may acquire into its existing operations;

          - greater than expected loss ratios on business written by the Company's insurance and reinsurance subsidiaries and adverse development on reserves for losses and loss adjustment expenses related to business written by its insurance and reinsurance subsidiaries;

          -    severity and/or frequency of losses;

          - claims for natural or man-made catastrophic events in the Company's insurance or reinsurance business could cause large losses and substantial volatility in the Company's results of operations;

          - acts of terrorism, other hostilities or other unforecasted and unpredictable events;

          - losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale;

          - availability to the Company of reinsurance to manage its gross and net exposures;

          - the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

          - the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

          -    changes in the financial environment, including interest rates;

          - changes in accounting principles or the application of such principles by accounting firms or regulators;

          - statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

          -    rating agency policies and practices.

In addition, other general factors could affect the Company's results, including: (a) developments in the world's financial and capital markets and the Company's access to such markets; (b) changes in regulation or tax laws applicable to the Company, its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                           DECEMBER 31,                    DECEMBER 31,
                                                       2002            2001            2002            2001
                                                   ------------    ------------    ------------    ------------
REVENUES
Net premiums written ...........................   $    439,207    $     12,211    $  1,261,627    $     36,216
Increase in unearned premiums ..................       (149,196)           (290)       (606,651)         (5,298)
                                                   ------------    ------------    ------------    ------------
Net premiums earned ............................        290,011          11,921         654,976          30,918
Net investment income ..........................         15,602           3,373          51,249          12,120
Net realized investment (losses) gains .........         (1,014)            (37)           (839)         18,382
Fee income .....................................          3,166           3,476          14,208          12,426
Other income ...................................            414             721           2,175           2,608
                                                   ------------    ------------    ------------    ------------
TOTAL REVENUES .................................        308,179          19,454         721,769          76,454

EXPENSES
Losses and loss adjustment expenses ............        173,574           7,181         424,538          23,448
Acquisition expenses ...........................         54,869           2,157         118,961             813
Other operating expenses .......................         29,059          11,852          76,699          27,692
Net foreign exchange (gains) losses ............             69              --          (2,449)             --
Non-cash compensation ..........................          7,188           1,863          49,480           2,771
Provision for loss of escrowed assets, net of
other related reserves .........................             --          (2,414)             --          (2,414)
                                                   ------------    ------------    ------------    ------------
TOTAL EXPENSES .................................        264,759          20,639         667,229          52,310

INCOME (LOSS) BEFORE INCOME TAXES AND
EXTRAORDINARY ITEM .............................         43,420          (1,185)         54,540          24,144

Income taxes:
Current ........................................          5,905            (222)          7,373             656
Deferred .......................................         (2,110)         (5,694)         (7,929)          1,472
                                                   ------------    ------------    ------------    ------------
Income tax (benefit) expense ...................          3,795          (5,916)           (556)          2,128
                                                   ------------    ------------    ------------    ------------

INCOME BEFORE EXTRAORDINARY ITEM ...............         39,625           4,731          55,096          22,016

Extraordinary gain -- excess of fair value of
net assets acquired over cost (net of $0 tax) ..          3,886              --           3,886              --
                                                   ------------    ------------    ------------    ------------

NET INCOME .....................................   $     43,511    $      4,731    $     58,982    $     22,016
                                                   ============    ============    ============    ============

NET INCOME PER SHARE DATA BASIC:
Income before extraordinary item ...............   $       1.56    $       0.37    $       2.74    $       1.71
Extraordinary gain .............................   $       0.15              --    $       0.19              --
                                                   ------------    ------------    ------------    ------------
Net income .....................................   $       1.71    $       0.37    $       2.93    $       1.71
                                                   ============    ============    ============    ============

DILUTED:
Income before extraordinary item ...............   $       0.59    $       0.16    $       0.92    $       1.29
Extraordinary gain .............................   $       0.06              --    $       0.07              --
                                                   ------------    ------------    ------------    ------------
Net income .....................................   $       0.65    $       0.16    $       0.99    $       1.29
                                                   ============    ============    ============    ============

AVERAGE SHARES OUTSTANDING
Basic ..........................................     25,392,443      12,937,194      20,095,698      12,885,668
Diluted ........................................     66,841,033      29,814,976      59,662,178      17,002,231

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     DECEMBER 31,   DECEMBER 31,
                                                                                         2002           2001
                                                                                     ------------   ------------
ASSETS
Investments:
Fixed maturities available for sale, at fair value (amortized cost:
2002, $1,334,637; 2001, $467,154) ................................................   $ 1,382,104    $   468,269
Short-term investments available for sale, at fair value (amortized cost:
2002, $480,541; 2001, $477,058) ..................................................       480,541        476,820
Publicly traded equity securities available for sale, at fair value (cost:
2002, --; 2001, $960) ............................................................            --            235
Securities held in escrow, at fair value (amortized cost:  2002,--; 2001, $22,156)            --         22,156
Privately held securities (cost: 2002, $31,630; 2001, $41,587) ...................        31,536         41,608
                                                                                     -----------    -----------
Total investments ................................................................     1,894,181      1,009,088
                                                                                     -----------    -----------

Cash .............................................................................        91,717          9,970
Accrued investment income ........................................................        17,127          7,572
Premiums receivable ..............................................................       343,716         59,463
Funds held by reinsureds .........................................................        58,351             --
Unpaid losses and loss adjustment expenses recoverable ...........................       211,100         90,442
Paid losses and loss adjustment expenses recoverable .............................        14,462         14,418
Prepaid reinsurance premiums .....................................................       120,191         58,961
Goodwill .........................................................................        28,867         26,336
Deferred income tax asset ........................................................        16,514         13,716
Deferred acquisition costs, net ..................................................       148,960          5,412
Other assets .....................................................................        46,142         18,323
                                                                                     -----------    -----------
TOTAL ASSETS .....................................................................   $ 2,991,328    $ 1,313,701
                                                                                     ===========    ===========

LIABILITIES
Reserve for losses and loss adjustment expenses ..................................   $   592,432    $   111,494
Unearned premiums ................................................................       761,310         88,539
Reinsurance balances payable .....................................................        89,191         47,029
Reserve for loss of escrowed assets ..............................................            --         18,833
Investment accounts payable ......................................................        45,960          1,746
Other liabilities ................................................................        91,191         25,691
                                                                                     -----------    -----------
TOTAL LIABILITIES ................................................................     1,580,084        293,332
                                                                                     -----------    -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 2002,
38,844,665, 2001, 35,687,735) ....................................................           388            357
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2002,
27,725,334, 2001, 13,513,538) ....................................................           277            135
Additional paid-in capital .......................................................     1,347,165      1,039,887
Deferred compensation under share award plan .....................................       (25,290)        (8,230)
Retained earnings (deficit) ......................................................        47,372        (11,610)
Accumulated other comprehensive income consisting of unrealized
appreciation (decline) in value of investments, net of tax .......................        41,332           (170)
                                                                                     -----------    -----------
TOTAL SHAREHOLDERS' EQUITY .......................................................     1,411,244      1,020,369
                                                                                     -----------    -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......................................   $ 2,991,328    $ 1,313,701
                                                                                     ===========    ===========

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                        TWELVE MONTHS ENDED
                                                                                            DECEMBER 31,
                                                                                        2002           2001
                                                                                     -----------    -----------
PREFERENCE SHARES
Balance at beginning of year .....................................................   $       357             --
Preference shares issued .........................................................            31    $       357
                                                                                     -----------    -----------
Balance at end of year ...........................................................           388            357
                                                                                     -----------    -----------

COMMON SHARES
Balance at beginning of year .....................................................           135    $       127
Common shares issued .............................................................           142              8
                                                                                     -----------    -----------
Balance at end of year ...........................................................           277            135
                                                                                     -----------    -----------

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year .....................................................     1,039,887        288,016
Common shares issued .............................................................       307,278         11,491
Preference shares issued .........................................................            --        740,380
                                                                                     -----------    -----------
Balance at end of year ...........................................................     1,347,165      1,039,887
                                                                                     -----------    -----------

DEFERRED COMPENSATION UNDER SHARE AWARD PLAN
Balance at beginning of year .....................................................        (8,230)          (341)
Restricted common shares issued ..................................................       (66,245)       (10,466)
Deferred compensation expense recognized .........................................        49,185          2,577
                                                                                     -----------    -----------
Balance at end of year ...........................................................       (25,290)        (8,230)
                                                                                     -----------    -----------

RETAINED EARNINGS (DEFICIT)
Balance at beginning of year, as previously reported .............................       (11,610)       (30,916)
Adjustment to retroactively adopt the equity method of accounting for the original
  investment in ART Services .....................................................            --         (2,710)
                                                                                     -----------    -----------
Balance at beginning of year, as adjusted ........................................       (11,610)       (33,626)
Net income .......................................................................        58,982         22,016
                                                                                     -----------    -----------
Balance at end of year ...........................................................        47,372        (11,610)
                                                                                     -----------    -----------

ACCUMULATED OTHER COMPREHENSIVE INCOME
UNREALIZED APPRECIATION (DECLINE) IN VALUE OF INVESTMENTS, NET OF INCOME TAX
Balance at beginning of year .....................................................          (170)        18,432
Adjustment to retroactively adopt the equity method of accounting for the original
  investment in ART Services .....................................................            --           (309)
                                                                                     -----------    -----------
Balance at beginning of year, as adjusted ........................................          (170)        18,123
Change in unrealized appreciation (decline) in value of investments ..............        41,502        (18,293)
                                                                                     -----------    -----------
Balance at end of year ...........................................................        41,332           (170)
                                                                                     -----------    -----------
TOTAL SHAREHOLDERS' EQUITY .......................................................   $ 1,411,244    $ 1,020,369
                                                                                     ===========    ===========

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                                        TWELVE MONTHS ENDED
                                                                                            DECEMBER 31,
                                                                                        2002           2001
                                                                                     -----------    -----------
COMPREHENSIVE INCOME
Net income .......................................................................   $    58,982    $    22,016
Other comprehensive income (loss), net of tax
  Unrealized appreciation (decline) in value of investments:
    Unrealized holding gains (losses) arising during period ......................        38,884         (7,153)
    Reclassification of net realized losses (gains) included in net income .......         2,618        (11,140)
                                                                                     -----------    -----------
  Other comprehensive income (loss) ..............................................        41,502        (18,293)
                                                                                     -----------    -----------
COMPREHENSIVE INCOME .............................................................   $   100,484    $     3,723
                                                                                     ===========    ===========

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          TWELVE MONTHS ENDED
                                                                                              DECEMBER 31,
                                                                                           2002           2001
                                                                                       -----------    -----------
OPERATING ACTIVITIES
Net income .........................................................................   $    58,982    $    22,016
  Adjustments to reconcile net income to net cash provided by (used for) operating activities:
     Net realized investment losses (gains) ........................................           839        (18,382)
     Provision for non-cash compensation ...........................................        49,480          2,771
     Reserve for loss of escrowed assets ...........................................            --          3,733
     Net unrealized foreign exchange gains .........................................            36             --
     Excess of fair value of acquired net assets over cost .........................        (3,886)            --
     Changes in:
      Reserve for losses and loss adjustment expenses, net of unpaid losses and loss
      adjustment expenses recoverable ..............................................       348,268          8,309
      Unearned premiums, net of prepaid reinsurance premiums .......................       606,360          8,558
      Premiums receivable ..........................................................      (279,419)        (8,331)
      Funds held by reinsureds .....................................................       (58,294)            --
      Accrued investment income ....................................................        (9,332)        (5,181)
      Reinsurance recoverables .....................................................         6,823        (13,568)
      Reinsurance balances payable .................................................        41,554            560
      Deferred acquisition costs ...................................................      (143,548)        (1,076)
      Deferred income tax asset ....................................................        (8,099)         1,665
      Other liabilities ............................................................        57,870         (1,605)
      Other items, net .............................................................         1,418         (5,098)
                                                                                       -----------    -----------
NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES ...............................       669,052         (5,629)
                                                                                       -----------    -----------

INVESTING ACTIVITIES
Purchases of fixed maturity investments ............................................    (1,385,430)      (560,246)
Release of escrowed assets .........................................................       (18,833)            --
Sales of fixed maturity investments ................................................       536,240        182,904
Sales of equity securities .........................................................        13,726         47,144
Net sales (purchases) of short-term investments ....................................        52,995       (365,238)
Acquisitions, net of cash ..........................................................        (4,829)       (34,444)
Purchases of furniture, equipment and other ........................................       (17,710)        (6,311)
                                                                                       -----------    -----------
NET CASH USED FOR INVESTING ACTIVITIES .............................................      (823,841)      (736,191)
                                                                                       -----------    -----------

FINANCING ACTIVITIES
Common stock issued ................................................................       236,604            457
Preference shares issued ...........................................................            --        740,737
Purchase of treasury shares ........................................................            --            (48)
Debt retirement ....................................................................           (68)          (450)
Shares issued in connection with acquisitions ......................................            --           (387)
                                                                                       -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES ..........................................       236,536        740,309
                                                                                       -----------    -----------

Increase (decrease) in cash ........................................................        81,747         (1,511)
Cash beginning of year .............................................................         9,970         11,481
                                                                                       -----------    -----------
CASH END OF YEAR ...................................................................   $    91,717    $     9,970
                                                                                       ===========    ===========
Net income taxes paid ..............................................................   $     2,863    $       330
                                                                                       ===========    ===========

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                                   DECEMBER 31,                     DECEMBER 31,
                                                              2002            2001             2002            2001
                                                          ------------   ------------      ------------    ------------
INVESTMENT PORTFOLIO STATISTICS
  Investment income yield (at amortized cost):
  Pre-tax..............................................            3.6%           3.0%              3.7%           5.2%
  After-tax............................................            3.2%           2.5%              3.2%           4.6%

                                                          DECEMBER 31,   DECEMBER 31,
                                                              2002           2001
                                                          ------------   ------------
FIXED MATURITIES AND SHORT-TERM INVESTMENTS
  Average duration (in years)..........................            2.1            1.9
  Average credit quality (Standard & Poors)............            AA-            AA-

SEGMENT INFORMATION

The Company classifies its businesses into two underwriting segments - reinsurance and insurance - and a corporate segment (non-underwriting). Segment performance is evaluated based on underwriting income or loss. Other revenue and expense items are not evaluated by segment. In addition, the Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. The accounting policies of the segments are the same as those used for the consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results in accordance with Statement of Financial Accounting Standards No. 131.

The reinsurance segment consists of the Company's reinsurance underwriting subsidiaries which are based in Bermuda and in the United States. The reinsurance segment's strategy is to write significant portions of business on a select number of specialty property and casualty treaties. Classes of business focused on by the Company's reinsurance subsidiaries include property catastrophe reinsurance; other property business (losses on a single risk, both excess of loss and pro rata); casualty; other specialty business (which includes non-standard auto, surety and workers' compensation); marine, aviation and space; casualty clash; and non-traditional business.

The insurance segment includes the Company's insurance underwriting subsidiaries which are based in the United States and Bermuda and write on a direct basis. The insurance segment is comprised of six profit centers including property, casualty, executive assurance, healthcare, professional liability insurance, program business, and other (primarily non-standard auto and collateralized protection business).

The corporate and other segment (non-underwriting) includes net investment income, other fee income and other expenses incurred by the Company, net realized investment gains or losses, net foreign exchange gains or losses and non-cash compensation. The corporate and other segment also includes the results of Hales & Company Inc., the Company's merchant banking subsidiary. Due to the significant changes in the Company's operations due to the new underwriting initiative, comparisons between 2002 and 2001 results are not meaningful. Accordingly, segment information provided relates solely to 2002 periods. The following tables set forth an analysis of the Company's underwriting income or loss by segment, together with a reconciliation of underwriting income or loss to net income for the 2002 fourth quarter and year ended December 31, 2002.

Operating income is a non-GAAP measure. Operating income is defined as net income or loss before extraordinary items, excluding net realized investment gains or losses, net foreign exchange gains or losses, other income and non-cash compensation charges. Management believes that, by excluding such items, operating income provides useful information to the Company's shareholders about its operating performance.

                                                                                     THREE MONTHS ENDED
                                                                                      DECEMBER 31, 2002
                                                                     ---------------------------------------------------
OPERATING INFORMATION BY SEGMENT (IN THOUSANDS)                      REINSURANCE           INSURANCE            TOTAL
                                                                     -----------           ---------           ---------
Net premiums written (1).....................................        $   236,690           $ 202,517           $ 439,207
                                                                     ===========           =========           =========

Net premiums earned..........................................            205,620              84,391             290,011
Fee income...................................................                 --               2,913               2,913
Losses and loss adjustment expenses..........................           (117,545)            (56,029)           (173,574)
Acquisition expenses.........................................            (45,692)             (9,177)            (54,869)
Operating expenses...........................................             (8,608)            (19,834)            (28,442)
                                                                     -----------           ---------           ---------
GAAP underwriting income.....................................        $    33,775           $   2,264           $  36,039
                                                                     ===========           =========

Net investment income........................................                                                     15,602
Other fee income.............................................                                                        253
Other expenses...............................................                                                       (617)
                                                                                                               ---------

Pre-tax operating income.....................................                                                     51,277
Income tax expense...........................................                                                     (2,659)
                                                                                                               ---------
After-tax operating income...................................                                                     48,618

Net realized investment losses, net of $100 tax expense......                                                     (1,114)
Net foreign exchange losses, net of $0 tax expense...........                                                        (69)
Other income, net of $44 tax expense.........................                                                        370
Non-cash compensation, net of $992 tax expense...............                                                     (8,180)
Extraordinary gain, net of $0 tax expense....................                                                      3,886
                                                                                                               ---------
NET INCOME...................................................                                                  $  43,511
                                                                                                               =========

DILUTED PER SHARE RESULTS
Operating income.............................................                                                  $    0.72
Net realized losses on investments...........................                                                      (0.02)
Net foreign exchange losses..................................                                                       0.00
Other income.................................................                                                       0.01
Non-cash compensation........................................                                                      (0.12)
Extraordinary gain...........................................                                                       0.06
                                                                                                               ---------
NET INCOME PER SHARE.........................................                                                  $    0.65
                                                                                                               =========

STATUTORY BASIS (2)
Loss ratio...................................................               57.2%               66.4%               59.9%
Acquisition expense ratio (3)................................               27.9%               11.3%               20.2%
Other operating expense ratio................................                4.0%               13.0%                8.1%
                                                                     -----------           ---------           ---------
Combined ratio...............................................               89.1%               90.7%               88.2%
                                                                     -----------           ---------           ---------

GAAP BASIS (2)
Loss ratio..................................................                57.2%               66.4%               59.9%
Acquisition expense ratio (3)...............................                22.2%                7.4%               17.9%
Other operating expense ratio...............................                 4.2%               23.5%                9.8%
                                                                     -----------           ---------           ---------
Combined ratio..............................................                83.6%               97.3%               87.6%
                                                                     -----------           ---------           ---------

(1) Reflects $32.2 million of net premiums written assumed by the reinsurance segment from the insurance segment.
(2) The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.
(3) The acquisition expense ratio is adjusted to include certain policy-related fee income.

                                                                                     TWELVE MONTHS ENDED
                                                                                      DECEMBER 31, 2002
                                                                     ---------------------------------------------------
OPERATING INFORMATION BY SEGMENT (IN THOUSANDS)                      REINSURANCE            INSURANCE            TOTAL
                                                                     -----------           ----------         -----------
Net premiums written (1)......................................       $   882,700           $  378,927         $ 1,261,627
                                                                     ===========           ==========         ===========

Net premiums earned...........................................           500,980              153,996             654,976
Fee income....................................................                --                9,418               9,418
Losses and loss adjustment expenses...........................          (315,766)            (108,772)           (424,538)
Acquisition expenses..........................................          (105,391)             (13,570)           (118,961)
Operating expenses............................................           (18,849)             (42,827)            (61,676)
                                                                     -----------           ----------         -----------
GAAP underwriting income (loss)...............................       $    60,974           $   (1,755)        $    59,219
                                                                     ===========           ==========

Net investment income.........................................                                                     51,249
Other fee income..............................................                                                      4,790
Other expenses................................................                                                    (15,023)
                                                                                                              -----------

Pre-tax operating income......................................                                                    100,235
Income tax expense............................................                                                     (5,283)
                                                                                                              -----------
After-tax operating income....................................                                                     94,952

Net realized investment losses, net of $1,779 tax expense.....                                                     (2,618)
Net foreign exchange gains, net of $0 tax expense.............                                                      2,449
Other income, net of $421 tax expense.........................                                                      1,754
Reversal of deferred tax asset valuation allowance............                                                      7,421
Non-cash compensation, net of $618 tax benefit................                                                    (48,862)
Extraordinary gain, net of $0 tax expense.....................                                                      3,886
                                                                                                              -----------
NET INCOME....................................................                                                $    58,982
                                                                                                              ===========

DILUTED PER SHARE RESULTS
Operating income..............................................                                                $      1.59
Net realized losses on investments............................                                                      (0.04)
Net foreign exchange gains....................................                                                       0.04
Other income..................................................                                                       0.03
Reversal of deferred tax asset valuation allowance............                                                       0.12
Non-cash compensation.........................................                                                      (0.82)
Extraordinary gain............................................                                                       0.07
                                                                                                              -----------
NET INCOME PER SHARE..........................................                                                $      0.99
                                                                                                              ===========

STATUTORY BASIS (2)
Loss ratio....................................................              63.0%                70.6%               64.8%
Acquisition expense ratio (3).................................              22.2%                 7.3%               17.7%
Other operating expense ratio.................................               3.4%                16.1%                7.2%
                                                                     -----------           ----------         -----------
Combined ratio................................................              88.6%                94.0%               89.7%
                                                                     -----------           ----------         -----------

GAAP BASIS (2)
Loss ratio....................................................              63.0%                70.6%               64.8%
Acquisition expense ratio (3).................................              21.0%                 2.7%               16.7%
Other operating expense ratio.................................               3.8%                27.8%                9.4%
                                                                     -----------           ----------         -----------
Combined ratio................................................              87.8%               101.1%               90.9%
                                                                     -----------           ----------         -----------

(1) Reflects $86.1 million of net premiums written assumed by the reinsurance segment from the insurance segment.
(2) The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.
(3) The acquisition expense ratio is adjusted to include certain policy-related fee income. Set forth below is summary information regarding net premiums written by client location and by line of business for the reinsurance and insurance segments for the 2002 fourth quarter and year ended December 31, 2002:

                                                THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                DECEMBER 31, 2002                 DECEMBER 31, 2002
                                           -----------------------------    -----------------------------
                                            NET PREMIUMS                    NET PREMIUMS
(in thousands)                                WRITTEN       % OF TOTAL         WRITTEN       % OF TOTAL
                                           -------------   -------------    -------------   -------------
REINSURANCE SEGMENT
Client Location (1):

  United States ........................   $     131,147            55.4%   $     469,585            53.2%
  United Kingdom .......................          37,376            15.8%         163,838            18.6%
  Bermuda ..............................          16,008             6.8%          51,562             5.8%
  Canada ...............................          24,139            10.2%          45,749             5.2%
  Germany ..............................          12,590             5.3%          42,899             4.9%
  France ...............................           5,399             2.3%          26,751             3.0%
  Japan ................................             381             0.2%          11,920             1.4%
  Switzerland ..........................           1,357             0.5%          11,806             1.3%
  Other ................................           8,293             3.5%          58,590             6.6%
                                           -------------   -------------    -------------   -------------
  Total ................................   $     236,690           100.0%   $     882,700           100.0%
                                           =============   =============    =============   =============

Major Line of Business (1):
  Property catastrophe .................   $       8,854             3.8%   $     110,989            12.6%
  Other property business ..............          40,276            17.0%         166,344            18.8%
  Casualty .............................         111,472            47.1%         245,236            27.8%
  Other specialty business .............          33,297            14.1%         173,087            19.6%
  Marine, aviation and space ...........          22,061             9.3%          60,383             6.8%
  Casualty clash .......................              93             0.0%          16,683             1.9%
  Non-traditional business .............          20,637             8.7%         109,978            12.5%
                                           -------------   -------------    -------------   -------------
  Total ................................   $     236,690           100.0%   $     882,700           100.0%
                                           =============   =============    =============   =============

INSURANCE SEGMENT
Client Location (1):

  United States ........................   $     200,925            99.2%   $     375,725            99.2%
  United Kingdom .......................              55             0.0%           1,179             0.3%
  Bermuda ..............................             517             0.3%             777             0.2%
  Canada ...............................             329             0.2%             555             0.1%
  Switzerland ..........................             307             0.1%             307             0.1%
  Other ................................             384             0.2%             384             0.1%
                                           -------------   -------------    -------------   -------------
  Total ................................   $     202,517           100.0%   $     378,927           100.0%
                                           =============   =============    =============   =============

Major Line of Business (1):
  Executive assurance ..................   $      21,308            10.5%   $      49,479            13.0%
  Casualty .............................          51,522            25.4%          95,419            25.2%
  Program business .....................          59,706            29.5%          93,868            24.8%
  Property .............................          27,089            13.4%          50,772            13.4%
  Professional liability ...............          12,806             6.3%          20,436             5.4%
  Healthcare ...........................          20,171            10.0%          23,624             6.2%
  Other ................................           9,915             4.9%          45,329            12.0%
                                           -------------   -------------    -------------   -------------
  Total ................................   $     202,517           100.0%   $     378,927           100.0%
                                           =============   =============    =============   =============

(1) Reflects $32.2 million and $86.1 million of net premiums written, respectively, for the 2002 fourth quarter and year ended December 31, 2002 assumed by the reinsurance segment from the insurance segment.

CALCULATION OF BOOK VALUE PER SHARE

The following actual book value per share calculations are based on shareholders' equity of approximately $1.4 billion and $1.0 billion at December 31, 2002 and 2001, respectively. Book value per share as of December 31, 2001 is adjusted on a pro forma basis to reflect the issuance of additional preference shares that were issued by the Company on June 28, 2002 and December 16, 2002 pursuant to post closing purchase price adjustment mechanisms under the Subscription Agreement, as described below. Book value per share excludes the effects of stock options and Class B warrants.

                                                               DECEMBER 31, 2002                     DECEMBER 31, 2001
                                                       ---------------------------------    -----------------------------------
                                                          COMMON                                COMMON
                                                         SHARES AND                           SHARES AND
                                                         POTENTIAL           CUMULATIVE       POTENTIAL             CUMULATIVE
                                                          COMMON             BOOK VALUE         COMMON              BOOK VALUE
                                                          SHARES             PER SHARE          SHARES              PER SHARE
                                                       -------------        ------------    -------------          ------------
Common shares (1)..................................       27,725,334          $ 21.48          13,513,538            $ 20.05
Series A convertible preference shares (2).........       38,844,665          $ 21.20          39,394,665            $ 19.29
Dilutive Class A warrants (3)......................               --                            1,206,206            $ 18.86
Restricted common shares (4).......................               --                            1,689,629            $ 18.28
                                                       -------------                        -------------
Common shares and potential common shares..........       66,569,999                           55,804,038
                                                       =============                        =============

(1) Book value per common share at December 31, 2002 and December 31, 2001 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the Series A convertible preference shares of $815.7 million and $749.4 million, respectively, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

(2) Includes 35,687,735 preference shares that were issued by the Company on November 20, 2001 in exchange for $763.2 million of cash. The number of preference shares issued was based on the estimated per share price of $21.38. The estimated per share price was based on (i) the Company's total shareholders' equity as of June 30, 2001 (adjusted for certain amounts as described in the subscription agreement entered in connection with the capital infusion (the "Subscription Agreement")), divided by (ii) the total number of common shares outstanding as of June 30, 2001, which was 12,863,079. In addition, the amount of preference shares at December 31, 2002 includes an additional 3,706,930 preference shares issued pursuant to the Subscription Agreement as follows; (i) 875,753 preference shares were issued by the Company on June 28, 2002 pursuant to a post-closing purchase price adjustment mechanism under the Subscription Agreement; and (ii) on December 16, 2002, the Company issued 2,831,177 preference shares under the Subscription Agreement because the closing price of the Company's common shares was at least $30 per share for at least 20 out of 30 consecutive trading days on or prior to September 19, 2005 (a "Triggering Event"). Pursuant to the Subscription Agreement, the Company had agreed to issue to the new investors additional preference shares such that the per share price is adjusted downward by $1.50 per preference share. As of the close of trading on December 16, 2002, the closing price of the Company's common shares was at least $30 for at least 20 out of 30 consecutive trading days. Each preference share is convertible at any time and from time to time at the option of the holder thereof into one fully paid and nonassessable common share, subject to possible adjustment. In December 2002, 550,000 preference shares were converted into an equal number of the Company's common shares.

(3) Includes the net number of common shares that would be issued under the Class A warrants, primarily issued in connection with the capital infusion transaction, calculated using the treasury stock method. Class A warrants to purchase an aggregate of 5,401,707 common shares were outstanding as of December 31, 2001. Class A warrants were exercisable at $20 per share and were scheduled to expire on September 19, 2002. In April 2002, 446,608 common shares were issued upon the exercise of 1,559,257 Class A warrants on a cashless basis. In September 2002, 3,748,946 common shares were issued upon the exercise of all 3,842,450 remaining outstanding Class A warrants. Of such amount, 35,839 common shares of ACGL were issued upon the exercise of 129,343 Class A warrants on a cashless basis. The proceeds from the exercise of Class A warrants on a cash basis increased shareholders' equity by approximately $74.3 million.

(4) Represents restricted common shares issued in connection with the November 2001 capital infusion transaction. These restricted common shares are included in common shares at December 31, 2002.

Pursuant to the Subscription Agreement, a post-closing purchase price adjustment will be calculated in November 2003 (or such earlier date as agreed upon by the Company and the investors thereunder) based on an adjustment basket. The adjustment basket will be equal to (1) the difference between value realized upon sale and the GAAP book value at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of the Company's insurance balances attributable to the Company's core insurance operations with respect to any policy or contract written or having an effective date prior to November 20, 2001 at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses. If the adjustment basket, which will be calculated by the Company's independent auditors, is less than zero, the Company will issue additional preference shares to the investors based on the decrease in value of the components of the adjustment basket. If the adjustment basket is greater than zero, the Company is allowed to use cash in an amount based on the increase in value of the components of the adjustment basket to repurchase common shares (other than any common shares issued upon conversion of the preference shares or exercise of the Class A warrants). If the adjustment basket is less than zero and in the event that a Triggering Event occurs, the Company agreed to issue additional preference shares to the investors as a further adjustment. In addition, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.